Exhibit 99.1

     NEWS RELEASE

For release:  Immediate

Contact: Ted R. Sharp -   (509) 943-2565

Commodore Applied Technologies, Inc.

Reports Third Quarter 2007 Results

RICHLAND, WA – November 27, 2007 – Commodore Applied Technologies, Inc. (OTCBB: CXIA), today announced financial results for the three and nine month periods ended September 30, 2007 (see table below).

Commodore Applied Technologies, Inc. and Subsidiaries

Condensed, Consolidated Statements of Operations

Three and Nine Months Ended September 30,

(Unaudited – dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues	$990	$2,281	$2,579	$6,343
Loss from operations	($18)	($178)	($704)	($649)
Net loss	($230)	($338)	($1,303)	($968)
Deemed dividends and dividends accrued to preferred shareholders	(103)	(103)	(310)	(309)
Net loss applicable to common shareholder	($333)	($441)	($1,613)	($1,277)
Loss per share – basic and diluted	($0.04)	($0.06)	($0.20)	($0.16)
Number of weighted average shares outstanding (000’s)	8,288	7,836	8,260	7,796

–more-

507 Knight Street, Suite B Richland, Washington 99352 509.943.2565  Fax: 509.943.2910  www.commodore.com

CXIA Reports Third Quarter Results

November 27, 2007

Commodore Applied Technologies, Inc. is a diverse technical solutions company focused on high-end environmental markets.  The Commodore family of companies includes subsidiaries Commodore Advanced Sciences, together with its supply sales division Commodore Sales Solutions, and Commodore Solution Technologies.  The Commodore companies provide environmental and technical services, environmental monitoring and sampling supplies, specialty building supplies and patented remediation technologies designed to treat hazardous waste from nuclear and chemical sources.  More information is available on the Commodore web site at www.commodore.com.

This Press Release contains forward-looking statements that are based on our current expectations, beliefs and assumptions about the industry and markets in which Commodore Applied Technologies, Inc. and its subsidiaries operate.  Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause Commodore's actual results to be materially different from any future results expressed or implied by these statements.  Actual results may differ materially from what is expressed in these statements, and no assurance can be given that Commodore can successfully implement its core business strategy and improve future earnings.

The factors that may cause Commodore's actual results to differ from its forward-looking statements include:  Commodore's current critical need for additional cash to sustain existing operations and meet ongoing existing obligations and capital requirements; Commodore’s ability to implement its commercial waste processing operations, including obtaining commercial waste processing contracts and processing waste under such contracts in a timely and cost-effective manner; the timing and award of contracts by the U.S. Department of Energy for the clean-up of waste sites administered by it; the acceptance and implementation of Commodore's waste treatment technologies in the government and commercial sectors; and other large technical support services projects.  All forward-looking statements are also expressly qualified in their entirety by the cautionary statements included in Commodore's SEC filings, including its quarterly reports on Form 10-QSB and its annual report on Form 10-K.

507 Knight Street, Suite B Richland, Washington 99352 509.943.2565  Fax: 509.943.2910  www.commodore.com